ASSET PURCHASE AGREEMENT


                             BETWEEN



                 METAWAVE COMMUNICATIONS CORPORATION

                               and

                        VIASYSTEMS, INC.
















                      ____________________

                    Dated as of April 1, 2001

                      ____________________



                            ARTICLE I
                Purchase of Manufacturing Assets

1.1  Purchase and Sale of Manufacturing Assets.                1
1.2  Excluded Assets.                                          2
1.3  Nonassignable Contracts or Permits.                       3

                           ARTICLE II
                    Assumption of Liabilities

2.1  Assumed Liabilities.                                      3

                           ARTICLE III
                         Purchase Price

3.1  Purchase Price.                                           4
3.2  Allocation of Purchase Price.                             4
3.3  Physical Inventory.                                       4
3.4  Put Right in Respect of Inventory.                        5

                           ARTICLE IV
                             Closing

4.1  Closing Date.                                             5
4.2  Proceedings at Closing                                    5

                            ARTICLE V
            Representations and Warranties of Seller

5.1  Organization and Power.                                   6
5.2  Authorization.                                            6
5.3  No Conflicts.                                             6
5.4  Consents and Approvals                                    6
5.5  No Third-Party Options                                    7
5.6  Legal Compliance.                                         7
5.7  Litigation; Orders.                                       7
5.8  Permits.                                                  7
5.9  Financial Statements.                                     7
5.10 Inventory.                                                8
5.11 Absence of Changes.                                       8
5.12 Title to Manufacturing Assets.                            8
5.13 Sufficiency and Condition of Manufacturing Assets.        8
5.14 Intellectual Property.                                    8
5.15 Real Property.                                            9
5.16 Environmental Matters.                                    9
5.17 Benefit Plans.                                           10
5.18 Labor and Employment Matters.                            10
5.19 Disclosure.                                              10
5.20 No Other Representations.                                11

                           ARTICLE VI
           Representations and Warranties of Purchaser

6.1  Organization and Power.                                  11
6.2  Authorization.                                           11
6.3  No Conflicts.                                            11
6.4  Consents and Approvals                                   12
6.5  Financial Condition                                      12
6.6  Disclosure                                               12

                           ARTICLE VII
                      Pre-Closing Covenants

7.1  Access.                                                  12
7.2  Conduct of the Manufacturing Operations.                 12
7.3  Notifications.                                           13
7.4  Governmental Filings.                                    13
7.5  Injunctions.                                             13
7.6  Satisfaction of Conditions.                              13
7.7  Confidentiality.                                         14

                          ARTICLE VIII
                      Conditions to Closing
8.1  Conditions Precedent to Obligations of Purchaser and
     Seller.                                                  14
8.2  Additional Conditions Precedent to Obligations of
     Purchaser.                                               14
8.3  Additional Conditions Precedent to Obligations of
     Seller.                                                  14

                           ARTICLE IX
                       Closing Deliveries

9.1  Seller's Deliveries.                                     15
9.2  Purchaser's Deliveries.                                  15

                            ARTICLE X
                     Post-Closing Covenants

10.1 Discharge of Business Obligations                        16
10.2 Payments Received                                        16
10.3 Maintenance of Books and Records                         16
10.4 Transfer Taxes                                           17
10.5 Employee and Employee Benefits Plans                     17
10.6 Repurchase Rights                                        18
10.7 Sale of Taiwan Manufacturing Facilities                  18
10.8 Release of Liens                                         19

                           ARTICLE XI
                  Survival and Indemnification

11.1 Survival of Representations and Warranties.              19
11.2 Limitations of Liability.                                19
11.3 Indemnification.                                         20
11.4 Defense of Claims.                                       20
11.5 Exclusive Remedy.                                        22

                           ARTICLE XII
                           Termination

12.1 Termination.                                             22
12.2 Effect of Termination.                                   22

                          ARTICLE XIII
                    Miscellaneous Provisions

13.1 Amendments                                               22
13.2 Assignment                                               23
13.3 Binding Effect                                           23
13.4 Construction                                             23
13.5 Counterparts                                             23
13.6 Entire Agreement                                         23
13.7 Expenses                                                 23
13.8 Finder's Fee, etc.                                       24
13.9 Further Assurances.                                      24
13.10 Governing Law                                           24
13.11 Headings                                                24
13.12 Jurisdiction                                            24
13.13 Notices                                                 24
13.14 Passage of Title; Risk of Loss.                         25
13.15 Press Releases                                          25
13.16 Severability                                            26
13.17 Third-Party Beneficiaries                               26
13.18 Waiver                                                  26
                     EXHIBITS AND SCHEDULES


Exhibit A Manufacturing Agreement
Exhibit B Form of Promissory Note
Exhibit C Sublease
Exhibit D-1    Transition Services Agreement
Exhibit D-2    Transition Services Agreement

Schedule 1.1(a)          Tangible Personal Property
Schedule 1.1(b)          Inventories
Schedule 1.1(c)          Contracts
Schedule 1.1(d)          Permits
Schedule 2.1        Assumed Liabilities
Schedule 5.3        No Conflicts
Schedule 5.4        Consents and Approvals
Schedule 5.7        Litigation; Orders
Schedule 5.9        Financial Statements
Schedule 5.10       Inventory
Schedule 5.11       Absence of Changes
Schedule 5.12       Title to Manufacturing Assets
Schedule 5.14       Intellectual Property
Schedule 5.15       Real Property Leases
Schedule 5.16       Environmental Matters
Schedule 5.17       Benefit Plans
Schedule 5.18       Labor and Employment Matters
Schedule 6.4        Consent and Approvals
Schedule 7.2        Conduct of Manufacturing Operations
Schedule 10.5(e)    Stock Options

                    GLOSSARY OF DEFINED TERMS

"Accountants"                                         Section 3.3
"affiliate"                                          Section 13.4
"Agreed Allocation"                                   Section 3.2
"Agreement"                                              preamble
"Asset Value"                                         Section 3.3
"Assumed Liabilities"                                 Section 2.1
"Benefit Plan"                                       Section 5.17
"Cessation of Business"                              Section 10.6
"Closing"                                             Section 4.1
"Closing Date"                                        Section 4.1
"Closing Statement"                                   Section 3.3
"COBRA"                                           Section 10.5(b)
"Code"                                                Section 3.2
"Contracts"                                        Section 1.1(c)
"Default"                                             Section 5.3
"Direct Claim"                                    Section 11.4(d)
"Employee"                                           Section 5.17
"Environmental Laws"                                 Section 5.16
"Environmental Permits"                              Section 5.16
"ERISA"                                              Section 5.17
"Excess Inventory"                                 Section 3.4(a)
"Excess Inventory Determination Date"              Section 3.4(a)
"Excluded Assets"                                     Section 1.2
"Facility"                                               recitals
"Financial Statements"                                Section 5.9
"Former Employee"                                    Section 5.17
"GAAP"                                                Section 5.9
"Governmental Entity"                                 Section 5.3
"Historical Statements of Assets"                     Section 5.9
"Indemnifiable Losses"                            Section 11.2(a)
"Indemnifying Party"                              Section 11.2(a)
"Indemnitee"                                      Section 11.2(a)
"Indemnity Payment"                               Section 11.2(a)
"Intellectual Property"                              Section 5.14
"Inventories"                                      Section 1.1(b)
"Inventory Purchase Price"                            Section 3.1
"Law"                                                 Section 5.3
"Liens"                                              Section 5.12
"Manufacturing Agreement"                                recitals
"Manufacturing Assets"                                Section 1.1
"Manufacturing Cost Statements"                       Section 5.9
"Manufacturing Operations"                               recitals
"Metawave Taiwan"                                    Section 10.7
"Note"                                                Section 3.1
"Order"                                               Section 5.3
"P&L Statements"                                      Section 5.9
"Permits"                                          Section 1.1(d)
"Permitted Liens"                                    Section 5.12
"person"                                             Section 13.4
"Purchase Price"                                      Section 3.1
"Purchaser"                                              preamble
"Purchaser Documents"                                 Section 6.2
"Purchaser's Notice"                                 Section 10.6
"Real Property"                                   Section 5.15(a)
"Real Property Leases"                            Section 5.15(a)
"Seller"                                                 preamble
"Seller Documents"                                    Section 5.2
"Seller's Notice"                                    Section 10.6
"Software"                                         Section 1.1(c)
"Statement of Assets"                                 Section 5.9
"Statement of Assets Date"                            Section 5.9
"Taiwan Manufacturing Assets"                        Section 10.7
"Taiwan Permits"                                     Section 10.7
"Taiwan Purchase Agreement"                          Section 10.7
"Tangible Personal Property"                       Section 1.1(a)
"Third Party Claim"                               Section 11.2(a)
"TPP Purchase Price"                                  Section 3.1
"Transfer Documents"                               Section 9.1(a)
"Unadjusted Purchase Price"                           Section 3.1
"Viasystems Taiwan"                                  Section 10.7
"WARN Act"                                        Section 10.5(b)


                   ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of April 1, 2001, between Metawave Communications Corporation, a
Delaware corporation ("Seller"), and Viasystems, Inc., a Delaware corporation ("Purchaser").

     WHEREAS, Seller currently conducts manufacturing operations ("Manufacturing Operations") to manufacture smart antennas for the wireless communications industry designed and marketed by Seller at its facility located in Redmond, Washington (the "Facility");

     WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell, transfer, and assign to Purchaser, and Purchaser desires to acquire and purchase from Seller, all of the Manufacturing Assets;

     WHEREAS,  on  the  terms and subject to the  conditions  set
forth  herein,  Seller  desires  to  assign  to  Purchaser,   and
Purchaser desires to assume, the Assumed Liabilities; and

     WHEREAS, as a condition precedent to the consummation of the transactions contemplated by this Agreement, each of Purchaser and Seller desire to execute and deliver a Manufacturing Agreement in substantially the form of Exhibit A ("Manufacturing Agreement").

     NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                            ARTICLE I
                Purchase of Manufacturing Assets

     1.1   Purchase  and Sale of Manufacturing  Assets.   On  the
terms and subject to the conditions set forth herein, at the Closing, Seller will sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser will purchase and accept, all right, title, and interest of Seller in and to the rights, assets, and properties of the Manufacturing Operations specified in this
Section 1.1 (collectively, the "Manufacturing Assets"):

          (a) Tangible Personal Property. All machinery and equipment, tools, artwork, test equipment, spare and maintenance parts, furniture, fixtures, jigs, dies, office equipment, vehicles, and all other tangible personal property of the Manufacturing Operations owned by Seller and located at the Facility (subject to any exceptions listed on Schedule 1.1(a)) as of the Closing, and all other tangible personal property owned by Seller as of the Closing listed on Schedule 1.1(a) (collectively, the "Tangible Personal Property");

          (b)    Inventories,  Stores,  and  Supplies.   All  raw
     materials, components, packaging materials, stores and supplies, and samples (collectively, "Inventories") located at the Facility (subject to any exceptions listed on
     Schedule  1.1(b))  and  all  other  Inventories  listed   on
     Schedule 1.1(b);

          (c) Contract Rights. Subject to Section 1.3, all rights and incidents of interest of Seller as of the Closing in and to all supply agreements, commitments, orders, leases, software licenses (the "Software"), and other contracts and legally binding contractual rights and obligations that are necessary to operate the Manufacturing Operations, in each case as listed on Schedule 1.1(c) (collectively, "Contracts");

          (d) Governmental Licenses, Permits, and Approvals. Subject to Section 1.3 and except for Seller's license to do business from the city of Redmond, Washington, all rights and incidents of interest in and to all licenses, permits, franchises, authorizations, orders, registrations, certificates, variances, approvals, and similar rights issued to Seller by any Governmental Entity that are necessary to operate the Manufacturing Operations, as listed on Schedule 1.1(d) (collectively, "Permits"); and

          (e)  Books and Records.

               (i) All books, records, reports, documents, and files of Seller relating exclusively or principally to the Manufacturing Operations, in original or copy form, including purchase and sales records, accounting and financial data, property records, manufacturing records, product engineering, and drawings that are necessary to operate the Manufacturing Operations (provided, however, that extracts pertaining only to the Manufacturing Operations will be furnished to Purchaser where such records also reflect other aspects of Seller's businesses); and

               (ii)  All  records  of  Seller  relating  to   the
          employment of all former Employees of Seller who have accepted employment with Purchaser.

     1.2   Excluded Assets.  Notwithstanding any other  provision
of   this  Agreement  to  the  contrary,  the  following  rights, properties, and assets (collectively, the "Excluded Assets") will not be included in the Manufacturing Assets:

          (a)    Cash.    All  cash,  bank  accounts,  marketable
     securities, and other cash equivalents of Seller, wherever located;

          (b) Receivables. All accounts receivables or notes receivable for services provided or products manufactured and sold by Seller in connection with the operation of the Manufacturing Operations prior to the Closing Date;

          (c) Ordinary Course Dispositions. All tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business consistent with the past practice of Seller between the date of this Agreement and the Closing Date and as permitted hereunder;

          (d)   Terminated  Contracts.  All Contracts  that  have
     terminated  or  expired prior to the  Closing  Date  in  the
     ordinary  course  of  business  consistent  with  the   past
     practice of Seller and as permitted hereunder;

          (e) Corporate Governance Documents. Seller's corporate seal, minute books, charter documents, corporate stock record books, and such other books and records as pertain to the organization, existence, or share capitalization of Seller, and duplicate copies of such records as are necessary to enable Seller to file its tax returns and reports as well as all other records or materials relating to Seller generally and not involving or relating to the Manufacturing Assets or the operation of the Manufacturing Operations;

          (f) Insurance Contracts. Contracts of insurance, and all insurance proceeds or claims made by Seller, including those relating to property or equipment repaired, replaced, or restored by Seller, prior to the Closing Date;

          (g) Tax Refunds. Seller's rights to any and all tax refunds relating to the operation of the Manufacturing
     Operations prior to the Closing Date;

          (h)  Claims.  All of Seller's rights, claims, or causes
     of   action   against   third  parties   relating   to   the
     Manufacturing Assets or the Manufacturing Operations arising prior to the Closing Date;

          (i)  This Agreement.  All of Seller's rights under this
     Agreement; and

          (j)   Other  Assets.   All  other  assets,  properties,
     interests, and rights of Seller not specifically identified in Section 1.1.

     1.3  Nonassignable Contracts or Permits.

          (a) Nonassignability. Without limiting or otherwise affecting the rights of Purchaser pursuant to Article VIII or XI, to the extent that any Contract or Permit to be assigned pursuant to the terms of Section 1.1(c) or 1.1.(d), as the case may be, is not capable of being assigned without the consent, approval, or waiver of a third person (including a Governmental Entity), nothing in this Agreement will constitute an assignment or require the assignment thereof except to the extent provided in this Section 1.3.

          (b) Seller to Use Commercially Reasonable Efforts. Notwithstanding any other provision of this Agreement to the contrary, Seller will not be obligated to assign to Purchaser any of its rights and obligations in and to any of the Contracts or Permits referred to in
     Section 1.3(a) without first having obtained all consents, approvals, and waivers necessary for such assignments; provided, however, that Seller will use its commercially reasonable efforts to obtain all such consents, approvals, and waivers prior to and, if the Closing occurs, after the Closing Date.

          (c) If Waivers or Consents Cannot Be Obtained. To the extent that the consents, approvals, and waivers referred to in Section 1.3(a) are not obtained by Seller, Seller will use its commercially reasonable efforts to (i) provide to Purchaser the financial and business benefits of any Contract or Permit referred to in Section 1.3(a) to the extent relating to the Manufacturing Operations and
     (ii) enforce, at the request of Purchaser, for the account of Purchaser, any rights of Seller arising from or relating to any such Contract or Permit (including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser). After the Closing, Seller shall not terminate, modify, or amend any Contract or Permit referred to in Section 1.3(a) without Purchaser's prior written consent (which consent shall not be unreasonably withheld).

                           ARTICLE II
                    Assumption of Liabilities

     2.1 Assumed Liabilities. As of the Closing, Purchaser will assume and thereafter in due course pay and fully satisfy, subject to Section 1.3, as and when the same shall become due and payable, all obligations of Seller arising under the executory portion (as of the Closing Date) of all Contracts listed on
Schedule 1.1.(c); provided, however, that Purchaser does not hereby assume any liability or obligation for any breach or failure to perform or any alleged breach or alleged failure to perform by Seller under such Contracts prior to the Closing (collectively, the "Assumed Liabilities").

                           ARTICLE III
                         Purchase Price

     3.1 Purchase Price. At the Closing, in addition to assuming the Assumed Liabilities, as consideration for the Manufacturing Assets and the covenants of Seller included herein, Purchaser will pay to Seller an aggregate amount equal to the sum of (i) [*], which amount represents the sum of the estimated net book value of the Tangible Personal Property as of the Closing Date (the "TPP Purchase Price"), and (ii) [*], and (iii) [*], which amount represents the estimated net book value of the Inventories as of the Closing Date (the "Inventory Purchase Price" and, together with the TPP Purchase Price and the [*], the "Unadjusted Purchase Price" and, as adjusted pursuant to Sections 3.3 and 3.4, the "Purchase Price"). The TPP Purchase Price, [*], and [*] of the Inventory Purchase Price shall be paid by check or wire transfer of immediately available funds to such account as shall have been designated by Seller to Purchaser prior to the Closing. The balance of the Inventory Purchase Price (i.e., [*]) shall be paid in the form of a promissory note in substantially the form of Exhibit B (the "Note"), subject to any adjustments required by Section 3.3 or 3.4.

     3.2 Allocation of Purchase Price. Purchaser and Seller shall negotiate in good faith with the goal of reaching an agreement in respect of the allocation of the Purchase Price among the Manufacturing Assets. In the event an agreement in respect of the allocation of the Purchaser Price among the Manufacturing Assets is reached by Purchaser and Seller ("Agreed Allocation"), then Purchaser and Seller shall file all tax returns, including any information returns pursuant to
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder on a basis that is consistent with the Agreed Allocation. If any tax authority challenges the Agreed Allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall cooperate in order to preserve the effectiveness of the Agreed Allocation.

     3.3 Physical Inventory. Purchaser will conduct a physical inventory of the Inventories and the Tangible Personal Property as of the Closing Date within 30 days after the Closing Date. As soon as practicable, but in no event more than 30 days after the Closing Date, Purchaser will deliver to Seller a closing statement (the "Closing Statement") reflecting the Inventories and Tangible Personal Property as established pursuant to such physical inventory and valued in accordance with GAAP. Within 30 days after delivery of the Closing Statement, Seller will either accept the Closing Statement as final or will submit its written objections, in reasonable detail, to such Closing
Statement. After delivery of objections to the Closing Statement, the parties hereto will attempt in good faith to expeditiously resolve such objections, in which case the Closing Statement, with any such agreed adjustments, will be deemed final. If the parties hereto are unable to resolve the objections within 30 days after the delivery of the objections, such objections will be submitted to a mutually acceptable internationally recognized firm of certified public accountants which has not performed any auditing or consulting services for either Purchaser or Seller in the previous 12 months (the "Accountants") for resolution as promptly as practicable, in which case the Closing Statement, with any adjustments determined by such firm of certified public accountants, shall be final and binding on the parties. The total value of the Inventories and Tangible Personal Property as set forth in the final Closing Statement is referred to as the "Asset Value." If the Asset Value exceeds [*], Purchaser shall pay such difference to Seller as an adjustment to the Unadjusted Purchase Price by increasing the principal amount of the Note. If the Asset Value is less than [*], Seller shall pay such difference to Purchaser as an adjustment to the Unadjusted Purchase Price by reducing the principal amount of the Note and, if the amount of such adjustment exceeds the principal amount of the Note, by promptly making a cash payment to Purchaser in an amount equal to the amount such adjustment exceeds the principal amount of the Note.

     3.4  Put Right in Respect of Inventory.

          (a) [*] after the Closing Date ("Excess Inventory Determination Date"), Purchaser and Seller will make a determination of all Inventory remaining at the Excess Inventory Determination Date ("Excess Inventory"). Seller shall pay to Purchaser an amount equal to the value attributable to all such Excess Inventory (i.e., the amount paid for such Excess Inventory by Purchaser) that is not then subject to a Binding Forecast (as defined in the Manufacturing Agreement) as an adjustment to the Unadjusted Purchase Price. Such adjustment to the Unadjusted Purchase Price shall be accomplished by a reduction in the principal amount of the Note and, if the amount of such adjustment exceeds the principal amount of the Note, by promptly making a cash payment to Purchaser in an amount equal to the amount such adjustment exceeds the principal amount of the Note. All Excess Inventory that is not subject to a Binding Forecast on the Excess Inventory Determination Date shall be held by Purchaser as consigned goods for the benefit of Seller. Excess Inventory that is subject to a Binding
     Forecast shall continue to be held by Purchaser until the first anniversary of the Closing Date unless such Excess Inventory is earlier used by Purchaser.

          (b) On the [*] of the Closing Date, Purchaser and Seller will make a determination of all remaining Excess Inventory on such date and Seller shall promptly pay to
     Purchaser in cash the value attributable to such Excess Inventory (i.e., the amount paid for such Excess Inventory by Purchaser) as an adjustment to the Unadjusted Purchase Price). All Excess Inventory in existence on the [*] of the Closing Date shall be returned to Seller. Such Excess Inventory will be physically transferred by Purchaser to a designated area located at the Facility.

          (c) In the event the parties hereto fail to agree on any such determination of Excess Inventory, such determination shall be submitted to the Accountants for determination, which determination shall be final and binding.

          (d) Purchaser shall maintain separate records listing each item of Excess Inventory returned to Seller under this
     Section 3.4.

                           ARTICLE IV
                             Closing

     4.1 Closing Date. On the terms and subject to the conditions set forth herein, the closing of the sale and purchase of the Manufacturing Assets (the "Closing") shall take place at the offices of Seller, 10735 Willows Road, NE, Redmond, Washington 98052, at 10:00 A.M., local time, on April 1, 2001 or on the first business day after the date on which all of the conditions contained in Article VIII have been satisfied or waived, as applicable, or at such other place or at such other time or date as may be mutually agreed to in writing by Purchaser and Seller. The date of the Closing is referred to as the "Closing Date."

     4.2 Proceedings at Closing. All actions to be taken and all documents to be executed and delivered by Seller in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to Purchaser and its counsel; and all actions to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to Seller and its counsel. All actions to be taken and all documents to be executed and delivered by the parties hereto at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed, and delivered.

                            ARTICLE V
            Representations and Warranties of Seller

     Seller hereby makes the following representations and warranties to Purchaser, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date, and shall be unaffected by any investigation heretofore or hereafter made by Purchaser.

     5.1 Organization and Power. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has the requisite corporate power and authority to own, lease, or otherwise hold the Manufacturing Assets owned, leased, or otherwise held by it and to carry on the Manufacturing Operations as currently conducted by it. Seller is in good standing and duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of the Manufacturing Operations makes such qualifications necessary, except where the failure to be so qualified would not or could not reasonably be expected to have a material adverse effect on the Manufacturing Operations.

     5.2 Authorization. Seller has the requisite corporate power to execute and to deliver this Agreement and each other agreement, certificate, instrument, and document contemplated by this Agreement to be executed by it in connection with the consummation of the transactions contemplated hereby and thereby (all such other agreements, certificates, instruments, and documents to be executed by it being collectively referred to as the "Seller Documents") and to perform the transactions contemplated hereby and thereby to be performed by it. The execution and delivery by Seller of this Agreement and each Seller Document and the performance by it of the transactions contemplated hereby and thereby to be performed by it have been (or at the time of execution will be) duly authorized by all necessary corporate action on the part of Seller. This Agreement has been (and each Seller Document will be) duly executed and delivered by duly authorized officers of Seller and, assuming the due execution and delivery of this Agreement and each Seller Document by the other party or parties hereto or thereto, constitutes (and, in the case of each Seller Document, will at the Closing constitute) the valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     5.3 No Conflicts. The execution and delivery of this Agreement does not (and of each Seller Document will not), and neither the performance by Seller of the transactions contemplated hereby or thereby to be performed by it, nor the consummation of the transactions contemplated hereby or thereby, will (i) conflict with the charter or bylaws (or other organizational or governance documents) of Seller, (ii) except as set forth on Schedule 5.3, conflict with, result in any violation of, constitute a default (with or without notice, lapse of time, or both ("Default")) under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any Contract, (iii) violate, constitute a Default under, or cause the forfeiture, impairment, non-renewal, revocation, or suspension of any Permit,
(iv) violate any order, judgment, decree, writ, or injunction ("Order") of any federal, state or local court, tribunal, arbitrator, or governmental, administrative, or regulatory agency, authority, or body or any instrumentality or political subdivision thereof ("Governmental Entity") applicable to Seller,
(v) violate any domestic or foreign law, statute, ordinance, rule, or regulation ("Law") applicable to Seller, or (vi) result in the creation of any Lien upon any of the Manufacturing Assets other than a Permitted Lien, except in the case of clause (vi) above, where such Lien would not or could not reasonably be expected to have a material adverse effect on the Manufacturing Operations.

     5.4   Consents  and  Approvals.   Except  as  set  forth  on
Schedule 5.4, no consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any third person or Governmental Entity (including any consent, approval, waiver, or authorization in respect of any Contract or Permit) is required to be obtained or made by or in respect of Seller in connection with the execution and delivery of this Agreement or any Seller Document by Seller, the performance by Seller of the transactions contemplated hereby or thereby to be performed by it, or the consummation of the transactions contemplated hereby or thereby, other than those already obtained.

     5.5 No Third-Party Options. There is no existing agreement with, option or right of, or commitment to, any person to acquire any of the Manufacturing Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice in respect of the sale of Inventory.

     5.6 Legal Compliance. To Seller's knowledge, Seller has complied in all material respects with each Law and Order binding on it or on any of the Manufacturing Assets and is not currently in violation of any such Law or Order. To Seller's knowledge, the Manufacturing Operations are not being conducted in material violation of any Law or Order.

     5.7    Litigation;   Orders.   Except  as   set   forth   on
Schedule 5.7, there is no claim or judicial or administrative action, suit, proceeding, or investigation pending or, to the best of Seller's knowledge, threatened (i) that questions the validity of this Agreement or any Seller Document, the performance by it of the obligations to be performed by it hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or (ii) relating to the conduct of the Manufacturing Operations (as now conducted or as proposed to be conducted) against or affecting Seller or any of the Manufacturing Assets. There is no Order of any Governmental Entity binding on Seller or any of the Manufacturing Assets.

     5.8 Permits. Seller owns, holds, possesses, or lawfully uses in the conduct of the Manufacturing Operations all Permits that are in any manner necessary for the conduct of the
Manufacturing Operations as currently conducted or for the ownership and use of the Manufacturing Assets. All such Permits are set forth on Schedule 1.1(d). Seller is not in Default and has not received any notice of any claim of Default, in respect of any such Permits. All such Permits are renewable by their respective terms in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. No such Permit will be adversely affected by the consummation of the transactions contemplated hereby. No shareholder, director, officer, employee, or former employee of Seller or any of its affiliates, or any other person, owns or has any proprietary, financial, or other interest (direct or indirect) in any Permit that Seller owns, possesses, or uses in the operation of the Manufacturing Operations as now or previously conducted or as proposed to be conducted.

     5.9 Financial Statements. Attached as Schedule 5.9 are true, correct, and complete copies of (i) the unaudited statements of manufacturing costs of the Manufacturing Operations for the fiscal year ended December 31, 2000 and for the month ended February 28, 2001 (collectively, the "Manufacturing Cost Statements"), (ii) the unaudited statement of assets of the Manufacturing Operations as of December 31, 2000 (the "Historical Statement of Assets"), and (iii) the unaudited statement of assets of the Manufacturing Operations as of February 28, 2001 (the "Statement of Assets"). The date of the Statement of Assets is referred to as the "Statement of Assets Date." Except as set forth on Schedule 5.9, the Manufacturing Cost Statements, the Historical Statement of Assets, and the Statement of Assets (collectively, the "Financial Statements") have been prepared in accordance with U.S. generally accepted accounting principles consistently applied ("GAAP") and fairly present the financial condition, assets and liabilities, and results of operations of the Manufacturing Operations as of the dates and for the periods indicated therein, subject to the explanatory notes set forth in
Schedule 5.9.

     5.10  Inventory.   The inventory shown on the  Statement  of
Assets consists of items usable and saleable in the ordinary course of business and is stated in accordance with the inventory accounting policies described in Schedule 5.10.

     5.11   Absence   of   Changes.   Except  as   described   on
Schedule 5.11, since the Statement of Assets Date, (i) the Manufacturing Operations have been conducted in the ordinary course, consistent with past practice, (ii) Seller has not taken any action that would have constituted a violation of Section 7.2 if Section 7.2 had applied to Seller since the Statement of Assets Date, and (iii) there has not been any material adverse change in the Manufacturing Operations or the financial condition, or results of operations, of the Manufacturing
Operations, nor has there been, to Seller's knowledge and exclusive of general business or economic conditions, any event or circumstance that would be reasonably likely to cause any such change.

     5.12 Title to Manufacturing Assets.  Except as set forth  on
Schedule 5.12, Seller has, and after the Closing, Purchaser will have, good, valid, and marketable title to the Manufacturing Assets free and clear of all title defects or objections, mortgages, liens, claims, charges, pledges, security interests, or other encumbrances of any nature whatsoever, including licenses, leases, chattel, or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, conditional and installment sales agreements, easements, encroachments, or restrictions of any kind and other title or interest retention arrangements, reservations, or limitations of any nature (collectively, "Liens"), other than
(i) mechanics', carriers', workmen's, repairmen's, or other like Liens arising or incurred in the ordinary course of business consistent with past practice and that will be discharged as of the Closing Date and (ii) Liens for taxes, assessments, and other governmental charges that are not due and payable or that may thereafter be paid without penalty. The items referred to in clauses (i) and (ii) of the immediately preceding sentence are referred to as "Permitted Liens."

     5.13 Sufficiency and Condition of Manufacturing Assets.

          (a) The Manufacturing Assets constitute all of the rights, assets, and properties of every kind, character, and description that are used in or necessary to conduct the Manufacturing Operations as currently conducted.

          (b) All of the Manufacturing Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business, and conform in all material respects to all applicable Laws and Permits relating to their construction, use, and operation.

          (c) No person other than Seller owns any equipment or other tangible assets or properties located at the Facility or necessary to the operation of the Manufacturing Operations, and no affiliate of Seller is engaged in the conduct of the Manufacturing Operations as currently conducted or as proposed to be conducted.

     5.14 Intellectual Property. The intellectual property licensed by Seller to Purchaser pursuant to the Manufacturing Agreement ("Intellectual Property") constitutes all of the intellectual property rights used by Seller in its conduct of the Manufacturing Operations as presently conducted. Except as set forth on Schedule 5.14, Seller has good, marketable, and exclusive title to, and the valid and enforceable power and unqualified right to use, the Intellectual Property, free and clear of all Liens, and to license the same to Purchaser and no person other than Seller has any right or interest of any kind or nature in or in respect of the Intellectual Property or any portion thereof or any rights to use, market, or exploit the Intellectual Property or any portion thereof. Except as set forth in Schedule 5.14, there are no pending or, to the best of Seller's knowledge, threatened, actions of any nature affecting the Intellectual Property. Schedule 5.14 lists all notices or claims currently pending or received by Seller that relate in any manner to the Manufacturing Operations and that claim infringement of any domestic or foreign letters patent, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how, or other confidential proprietary information. Except as set forth on Schedule 5.14, there is, to best of Seller's knowledge, no reasonable basis upon which any claim may be asserted against Seller for infringement or misappropriation of any domestic or foreign letters patent, patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademark registrations and applications, trademarks, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how, or other confidential proprietary information held or owned by another person. All letters patent, registrations, and certificates issued by any Governmental Entity relating to any of the Intellectual Property and all licenses and other Contracts pursuant to which Seller uses any of the Intellectual Property, are valid and subsisting, have been properly maintained and neither Seller, nor, to the best of Seller's knowledge, any other person, is in Default thereunder.

     5.15 Real Property.

          (a) Seller does not own the real property upon which the Facility is located or any other real property necessary for the conduct of the Manufacturing Operations as currently conducted and as proposed to be conducted. Schedule 5.15 sets forth a complete list of all real property leased or subleased by Seller in connection with the operation of the Manufacturing Operations or otherwise necessary for the operation of the Manufacturing Operations or the use of the Facility (the "Real Property"). Seller has delivered to Purchaser true and correct copies of all leases and subleases relating to the Real Property ("Real Property Leases"). Except as set forth on Schedule 5.15, Seller has a valid leasehold interest in all Real Property, free and clear of all Liens (other than Permitted Liens).

          (b) Schedule 5.15 describes each Real Property Lease by listing the name of the landlord or sublandlord, a description of the leased premises, the commencement and expiration dates of the current term, the security deposited by Seller with the landlord or sublandlord, if any, the monthly rental (including base and all additional rents), and whether Seller may assign the Real Property Lease, or sublease the underlying Real Property, to Purchaser.

          (c) Each Real Property Lease is, and at Closing shall be, in full force and effect and, except as contemplated hereby, has not been assigned, modified, supplemented, or amended (other than as previously provided to Purchaser), and neither of Seller nor, to Seller's knowledge, the landlord or sublandlord under any Real Property Lease is in Default under any Real Property Lease, and no circumstance or state of facts currently exists that, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Real Property Lease to terminate any Real Property Lease (other than expiration of the term of any such Real Property Lease).

          (d) No covenants, easements, or rights of way impair in any material respect the uses of the Real Property for their intended use and for the purposes for which they are now utilized.

          (e)   At  the Closing, Seller shall sublease  the  Real
     Property  to  Purchaser  (and  shall  deliver  to  Purchaser
     original   copies   of  all  consents  required   for   such
     subleases).

     5.16   Environmental  Matters.   Except  as   disclosed   on
Schedule 5.16, (i) Seller possesses all permits, authorizations, and approvals required by applicable Law relating to the protection of or the regulation of the human health and safety, environment or natural resources (collectively, "Environmental Laws") to operate the Manufacturing Operations as currently conducted (collectively, "Environmental Permits"), which permits are valid, in good standing, and can and will be transferred to Purchaser as of the Closing; (ii) Seller in respect of the Manufacturing Operations is in material compliance with all Environmental Laws and Environmental Permits; (iii) there are no claims, actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened against Seller in respect of the Manufacturing Operations alleging the violation of or non-compliance with Environmental Laws; (iv) Seller is not aware of any fact, circumstance, or condition at any of the real property or arising out of or relating to the Manufacturing Operations prior to Closing that could reasonably be expected to result in the owner or operator of the Manufacturing Operations incurring liabilities under Environmental Laws; and (v) Seller has provided Purchaser with copies of all environmental, health and safety assessments, audits, investigations, analyses, and other such reports relating to the Manufacturing Operations that are in the possession, custody, or control of Seller.

     5.17 Benefit Plans. Seller has no obligation or liability (contingent or otherwise) arising from or relating to any benefit plan or arrangement except as listed on Schedule 5.17. "Benefit Plan" means each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by, or on behalf of or for the benefit of Seller, or to which Seller contributes, is obligated to contribute or has contributed within six years of the date hereof and under which any person presently employed by Seller primarily in the conduct of the Manufacturing Operations (an "Employee") or formerly so employed by Seller or any of its predecessors (a "Former Employee") participates or has accrued any rights, or under which Seller is liable in respect of an Employee or Former Employee. The terms "Employee" and "Former Employee" include, where applicable, the beneficiaries and dependents of an Employee or Former Employee.

     5.18 Labor and Employment Matters.

          (a) Except as set forth on Schedule 5.18, no employee or consultant of Seller involved in the Manufacturing Operations has executed any employment or similar agreement. To Seller's knowledge, no officer or key employee, or any group of key employees of Seller involved in the Manufacturing Operations, currently intends to terminate his, her, or their employment with Seller. Except as set forth in Schedule 5.18, the employment of each officer and employee of Seller involved in the Manufacturing Operations is terminable at the will of Seller. Seller does not have any unfair labor practice charge or complaint pending or, to Seller's knowledge, threatened against it before the National Labor Relations Board. To Seller's knowledge, no officer or consultant of Seller involved in the Manufacturing Operations is in violation of any term of any employment, consultant, non-disclosure, non-competition, confidentiality, or other similar agreement.

          (b) Seller is not is a party to any labor or collective bargaining agreement, and no employees of Seller are represented by any labor organization. Within the preceding three years, there has been no representation or certification proceeding or petition seeking a representation proceeding, pending or, to the knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the knowledge of Seller, there has been no organizing activity involving Seller in respect of any group of employees of Seller involved in the Manufacturing Operations.

     5.19 Disclosure. No representation or warranty of Seller contained in this Agreement, and no statement contained in any of the Financial Statements, the Seller Documents, or the Schedules hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document. Any projections provided by Seller to Purchaser in respect of the Manufacturing Operations are based upon a variety of assumptions relating to the Manufacturing Operations that, though considered to be reasonable by Seller, may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of Seller. To the best of Seller's knowledge, Seller has not failed to disclose to Purchaser any fact that would reasonably be determined to have a material adverse effect on the business, financial condition, results of operations, or prospects of the Manufacturing Operations, or that is otherwise material to the Manufacturing Operations or the Manufacturing Assets.

     5.20 No Other Representations. Except as specifically set forth in this Article V, Seller makes no representation or warranty in respect of the Manufacturing Operations or the transactions contemplated hereby.

                           ARTICLE VI
           Representations and Warranties of Purchaser

     Purchaser hereby makes the following representations and warranties to Seller, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date.

     6.1 Organization and Power. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease, or otherwise hold the assets owned, leased, or otherwise held by it and to carry on its business as currently conducted by it.

     6.2 Authorization. Purchaser has the requisite corporate power to execute and to deliver this Agreement and each other agreement, certificate, instrument, and document contemplated by this Agreement to be executed by it in connection with the consummation of the transactions contemplated hereby and thereby (all such other agreements, certificates, instruments, and documents to be executed by it being hereinafter collectively referred to as, the "Purchaser Documents") and to perform the transactions contemplated hereby and thereby to be performed by it. The execution and delivery by Purchaser of this Agreement and each Purchaser Document and the performance by it of the transactions contemplated hereby and thereby to be performed by it have been (or at the time of execution will be) duly authorized by all necessary corporate action on the part of
Purchaser. This Agreement has been (and each Purchaser Document will be) duly executed and delivered by duly authorized officers of Purchaser and, assuming the due execution and delivery of this Agreement and each Purchaser Document by the other party or parties hereto or thereto, constitutes (and, in the case of each Purchaser Document, will at the Closing constitute) the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     6.3 No Conflicts. The execution and delivery of this Agreement does not (and of each Purchaser Document will not), and neither the performance by Purchaser of the transactions contemplated hereby or thereby to be performed by it, nor the consummation of the transactions contemplated hereby or thereby, will (i) conflict with the charter or bylaws of Purchaser,
(ii) conflict with, result in any violation of, constitute a Default under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any note, bond, mortgage, indenture, license, agreement, or other document or obligation to which Purchaser is a party or by which Purchaser's assets or properties are bound, or (iii) violate any Order of any Governmental Entity or Law applicable to Purchaser.

     6.4   Consents  and  Approvals.   Except  as  set  forth  on
Schedule 6.4, no consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any third person or Governmental Entity is required to be obtained or made by or in respect of Purchaser in connection with the execution and delivery of this Agreement or any Purchaser Document by Purchaser, the performance by Purchaser of the transactions contemplated hereby or thereby to be performed by it, or the consummation of the transactions contemplated hereby or thereby.

     6.5   Financial  Condition.   Purchaser  has  the  resources
(financial and otherwise) to operate the Manufacturing Operations as proposed to be conducted pursuant to the Manufacturing
Agreement.

     6.6 Disclosure. No representation or warranty of Purchaser contained in this Agreement, and no statement contained in any of the Purchaser Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document. To the best of Purchaser's knowledge, Purchaser has not failed to disclose to Seller any fact that is material to Purchaser's ability to perform its obligations under the Manufacturing Agreement or operate the Manufacturing Operations or the Manufacturing Assets.

                           ARTICLE VII
                      Pre-Closing Covenants

     7.1 Access. Prior to the Closing, upon reasonable notice from Purchaser to Seller, Seller will afford to the officers, attorneys, accountants, or other authorized representatives (including environmental consultants) of Purchaser reasonable access during normal business hours to the employees, facilities, and the books and records of the Manufacturing Operations and of Seller relating to the Manufacturing Operations so as to afford Purchaser full opportunity to make such review, examination, and investigation of the Manufacturing Operations as Purchaser may reasonably desire to make, including an environmental evaluation of the Manufacturing Operations and the Facility. Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith. Prior to the Closing, Seller will promptly furnish or cause to be furnished to Purchaser such available updated financial and operating data and other information pertaining to the Manufacturing Operations as Purchaser may reasonably request.

     7.2 Conduct of the Manufacturing Operations. Except as set forth on Schedule 7.2 or as otherwise consented to by Purchaser in writing (which consent shall not be unreasonably withheld), prior to the Closing, Seller will, in respect of its conduct of the Manufacturing Operations:

          (a) (i) conduct the Manufacturing Operations only in the ordinary course of business and consistent with past practice, (ii) maintain the Manufacturing Assets in at least as good condition (reasonable wear and tear excepted) as they are being maintained as of the date hereof, and
     (iii) use its commercially reasonable efforts to keep the Manufacturing Operations intact and maintain the goodwill associated with the Manufacturing Operations;

          (b) not fail to pay or discharge when due any liabilities of which the failure to pay or discharge will cause any material damage or risk of material loss to it, any of the Manufacturing Assets, or the Manufacturing Operations;

          (c) not purchase, sell, lease, or dispose of, or make any contract for the purchase, sale, lease, or disposition of, or subject to Lien, any Manufacturing Assets other than in the ordinary course of the Manufacturing Operations;

          (d) not grant to any Employee of the Manufacturing Operations any increase in compensation or in severance or termination pay, grant any severance or termination pay, or enter into any employment agreement with any Employee, except (i) as may be required or permitted under employment or termination agreements or established policies or practices of Seller in effect on the date hereof,
     (ii) increases in compensation or severance pay or grants of severance or termination pay occurring in the ordinary course of business consistent with past practice, or
     (iii) grants of so-called "stay bonuses" so long as Seller shall remain obligated to pay any amounts granted thereunder;

          (e) not adopt or amend any collective bargaining agreements in respect of the Manufacturing Operations;

          (f)    except   as  expressly  contemplated   by   this
     Agreement, not make or suffer any material amendment or termination of any Contract or Permit, whether or not in the ordinary course of business;

          (g) not take or omit to take any action that would render any representation or warranty of Seller in Article V materially untrue or incorrect if such representation or warranty were made immediately after the taking of or failure to take such action; and

          (h) not agree, in writing or otherwise, to do any of the foregoing.

     7.3 Notifications. Each of Seller and Purchaser will provide prompt written notice to the other party (in any event within five business days) after any change in any of the information contained in its representations and warranties made in Article V or VI, as the case may be, or any Exhibits or Schedules hereto and shall promptly furnish any information that the other party may reasonably request in relation to any such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made in
Article V or VI, as the case may be, or any Exhibit or Schedule hereto.

     7.4 Governmental Filings. Each of the parties hereto will use its commercially reasonable efforts to obtain, and to cooperate with the other in obtaining, all authorizations, consents, orders, and approvals of Governmental Entities that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, prior to or after the Closing, and to take all reasonable actions to avoid the entry of any Order of any Governmental Entity prohibiting the consummation of the transactions contemplated hereby.

     7.5 Injunctions. Without limiting the generality or effect of any provision of Section 7.4 or Article VIII, if any United States, state, or foreign court having jurisdiction over any party hereto issues or otherwise promulgates any injunction or other Order prior to the Closing that prohibits the consummation of the transactions contemplated hereby, the parties hereto will use their respective commercially reasonable efforts to have such injunction or other Order dissolved or otherwise eliminated as promptly as practicable and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

     7.6 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article VIII, prior to the Closing, each of the parties hereto will use its commercially reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

     7.7 Confidentiality. Each of the parties hereto will treat in confidence all documents, materials, and other information (including information relating to supply and sales agreements and relationships with third persons) disclosed by any other party hereto that is not its affiliate, whether during the course of the negotiations leading to the execution of this Agreement or thereafter, in its investigation of the other parties and in the preparation of agreements, schedules, and other documents relating to the consummation of the transactions contemplated hereby. Prior to the Closing, and in the event that this Agreement is terminated, no party hereto will use any information furnished by any other party hereto that is not its affiliate in its or any of its affiliates' businesses. If this Agreement is terminated, each of the parties hereto will use its commercially reasonable efforts to return at the request of any other party hereto all originals and copies of non-public documents and materials that have been furnished in connection with this Agreement and will make no further use thereof or of the information furnished hereunder.

                          ARTICLE VIII
                      Conditions to Closing

     8.1   Conditions Precedent to Obligations of  Purchaser  and
Seller. The respective obligations of each of Purchaser and Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

          (a)    each  approval,  consent,  or  waiver   of   any
     Governmental Entity or other person identified with an asterisk on Schedule 5.4 or 6.4 as being a condition of the Closing shall have been obtained; and

          (b) there shall not have been entered a preliminary or permanent injunction, temporary restraining order, or other
     Order of any Governmental Entity, the effect of which prohibits the Closing.

     8.2 Additional Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser.

          (a) Accuracy of Representations and Warranties. Each of the representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date other than any such representations and warranties that specifically relate to an earlier date.

          (b)   Performance  of  Covenants.   Seller  shall  have
     performed and complied with the covenants and provisions of this Agreement required to be performed or complied with by it between the date hereof and the Closing Date.

          (c) Closing Deliveries. Seller shall have delivered to Purchaser each item set forth in Section 9.1 required to be delivered by it on or before the Closing Date.

     8.3   Additional  Conditions  Precedent  to  Obligations  of
Seller. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Seller.

          (a) Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date other than any such representations and warranties that specifically relate to an earlier date.

          (b) Performance of Covenants. Purchaser shall have performed and complied with the covenants and provisions of this Agreement required to be performed or complied with by it between the date hereof and the Closing Date.

          (c)    Closing   Deliveries.   Purchaser   shall   have
     delivered  to  Seller  each item set forth  in  Section  9.2 required  to  be  delivered by it on or before  the  Closing
     Date.

                           ARTICLE IX
                       Closing Deliveries

     9.1   Seller's  Deliveries.   At the  Closing,  Seller  will
deliver to Purchaser the following, at the expense of Seller and in proper form for recording when appropriate:

          (a) Transfer Documents. Such bills of sale, assumption agreements, assignments, deeds, consents, and other good and sufficient instruments of transfer (collectively, "Transfer Documents") conveying and transferring to Purchaser title to the Manufacturing Assets and obligations for the Assumed Liabilities as Purchaser may reasonably request;

          (b) Sublease. A sublease covering the sublease of the Facility located in Redmond, Washington in substantially the form of Exhibit C;

          (c)    Manufacturing   Agreement.   The   Manufacturing
     Agreement in substantially the form of Exhibit A duly executed by Seller;

          (d) Transition Services Agreements. A transition services agreement covering the provision of certain transition services by Purchaser to Seller in substantially the form of Exhibit D-1 and a transition services agreement covering the provision of certain transition services by Seller to Purchaser in substantially the form of Exhibit D-2, in each case duly executed by Seller;

          (e) Officer's Certificate. An officer's certificate, dated as of the Closing Date, duly executed by a duly authorized officer of Seller certifying that: (i) the duly executed copy of the resolutions of the board of directors of Seller authorizing and approving the execution and delivery of this Agreement and each Seller Document and the consummation of the transactions contemplated hereby and thereby as attached thereto are true, correct, and complete and have not been modified or withdrawn; and (ii) the conditions set forth in Sections 8.2(a) and 8.2(b) are fully satisfied; and

          (f)   Releases.   All  documents as  are  necessary  to
     release all Liens on the Manufacturing Assets.

     9.2 Purchaser's Deliveries. At the Closing, Purchaser will deliver to Seller the following, at the expense of Purchaser:

          (a) Purchase Price. The Unadjusted Purchase Price in accordance with Section 3.1;

          (b) Sublease. A sublease covering the sublease of the Facility located in Redmond, Washington in substantially the form of Exhibit C duly executed by Purchaser;

          (c)    Manufacturing   Agreement.   The   Manufacturing
     Agreement in substantially the form of Exhibit A duly executed by Purchaser;

          (d) Promissory Note. The Note in substantially the form of Exhibit B duly executed by Purchaser;

          (e) Transition Services Agreements. A transition services agreement covering the provision of certain transition services by Purchaser to Seller in substantially the form of Exhibit D-1 and a transition services agreement covering the provision of certain transition services by Seller to Purchaser in substantially the form of Exhibit D-2, in each case duly executed by Purchaser;

          (f)   Officer  Certificate.  An officer's  certificate,
     dated as of the Closing Date, duly executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) are fully satisfied.

                            ARTICLE X
                     Post-Closing Covenants

     10.1 Discharge of Business Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Manufacturing Operations or the Manufacturing Assets (except for the Assumed Liabilities).

     10.2 Payments Received. After the Closing, each of Seller and Purchaser will hold and promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their commercially reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing that properly belongs to the other party, including any insurance proceeds, and will account to the other for all such receipts.

     10.3  Maintenance of Books and Records.  Each of Seller  and
Purchaser shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets or liabilities of the Manufacturing Operations or the Manufacturing Assets prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities, or business of the Manufacturing Operations prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; provided, further, that as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors, and representatives will use due care to not disclose such information except to the extent such information
(i) is required to be disclosed pursuant to an Order or request of a Governmental Entity having competent jurisdiction (provided the party seeking to disclose such information provides the other party or parties with reasonable prior notice thereof) or
(ii) which can be shown to have been generally available to the public other than as a result of a breach of this Section 10.3.

     10.4 Transfer Taxes. All sales, use, transfer, stamp, conveyance, value added, or other similar taxes, duties, excises, or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees, and other similar costs of Closing in respect of the transfer of the Manufacturing Assets or otherwise on account of this Agreement or the transactions contemplated hereby will be borne by Seller. Seller will indemnify Purchaser against any liability, direct or indirect, for any such taxes, duties, excises, or governmental charges imposed on Purchaser or in respect of the Manufacturing Assets that are attributable to any taxable periods ending on or prior to the Closing Date or in respect of the allocable portion of any taxable period that includes but does not end on the Closing Date. Seller will also indemnify Purchaser against all liabilities for taxes relating to the business or assets of Seller for any period or portion thereof ending prior to the Closing Date, to the extent that Purchaser's liability for any such taxes directly results from the failure of Seller to notify any taxing authority of the transactions contemplated by this Agreement. Purchaser shall cooperate with Seller to minimize such liability.

     10.5 Employee and Employee Benefits Plans.

          (a)   Seller  shall  terminate its  employment  of  all
     employees of the Manufacturing Operations effective as May 1, 2001. Purchaser shall offer employment, as of May 1, 2001, to all employees of the Manufacturing Operations who Purchaser deems necessary to support the performance of Purchaser's obligations under the Manufacturing Agreement, on terms and conditions of employment established by Purchaser; provided, however, that Purchaser will endeavor to employ such personnel in sufficient numbers (as determined by Purchaser in its sole discretion) to ensure compliance with its obligations under the Manufacturing Agreement. Purchaser will provide Seller with notice of the employees it will offer employment to as soon as reasonably practicable after the Closing Date.

          (b) Seller shall retain and shall be exclusively responsible for, and shall indemnify and hold harmless
     Purchaser, its officers, directors, stockholders, and affiliates against, any obligation or liability (contingent or otherwise) arising, on or before May 1, 2001, from or relating to (i) the employment or termination of employment of any person of the Manufacturing Operations, (ii) any employee compensation or severance or benefit plan or arrangement of any person of the Manufacturing Operations,
     (iii) Part 6 of Title I of ERISA and Section 4980B of the Code arising in connection with its employment or termination of employment of any person and their eligible beneficiaries ("COBRA"), and (iv) the Workers Adjustment and Retraining Notification Act ("WARN Act").

          (c) Purchaser shall be exclusively responsible for, and shall indemnify and hold harmless Seller, its officers, directors, stockholders, and affiliates against, any obligation or liability (contingent or otherwise) arising, after May 1, 2001, from or relating to (i) the employment or termination of employment of any person of the Manufacturing Operations, (ii) any employee compensation or benefit plan or arrangement of any employee of Purchaser, (iii) COBRA, and (iv) the WARN Act.

           [*]

           [*]

     10.6 Repurchase Rights. In the event Purchaser proposes to liquidate the Manufacturing Operations pursuant to proceedings under Chapter 7 of the United States Bankruptcy Code within [*] years after the Closing Date or otherwise dispose of the Manufacturing Assets (other than to an affiliate) and cease the Manufacturing Operations (a "Cessation of Business"), Purchaser shall give written notice ("Purchaser's Notice") of such proposed Cessation of Business to Seller. Within ten business days after its receipt of Purchaser's Notice, Seller may notify Purchaser in writing ("Seller's Notice") that Seller desires to purchase all, but not less than all, the Manufacturing Assets, which notice shall state that Seller unconditionally agrees to purchase the Manufacturing Assets, for its then-fair market value, at a closing date not less than [*] and nor more than [*] after the date of Seller's Notice, in which event Purchaser and Seller will proceed with such repurchase transaction. If Seller does not deliver Seller's Notice within ten business days after Seller's receipt of Purchaser's Notice, then Purchaser shall be free to carry out the Cessation of Business without any restriction hereunder.

     10.7 Sale of Taiwan Manufacturing Facilities.

          (a) As soon as reasonably practicable after the date hereof, Seller, Metawave Communications Taiwan Ltd. ("Metawave Taiwan"), and Purchaser or a direct or indirect, wholly-owned subsidiary of Purchaser ("Viasystems Taiwan") will enter into an asset purchase agreement (the "Taiwan Purchase Agreement") on substantially the same terms and conditions as set forth herein (to the extent relevant), pursuant to which Metawave Taiwan will sell, transfer, convey, assign, and deliver to Purchaser or Viasystems Taiwan, and Purchaser or Viasystems Taiwan, as the case may be, will purchase and accept from Metawave Taiwan all of Metawave Taiwan's right, title, and interest of Metawave Taiwan in and to all of the manufacturing assets that are necessary to operate the manufacturing operations located at Metawave Taiwan's facility in Taipei, Taiwan (the "Taiwan Manufacturing Assets").

          (b) In consideration for the Taiwan Manufacturing Assets, Purchaser or Viasystems Taiwan will pay to Seller or its designee at the closing of the transactions contemplated by the Taiwan Purchase Agreement, an aggregate amount equal to the sum of (i) the net book value of the tangible personal property as of the closing date plus (ii) the net book value of the inventories as of the closing date.

          (c) The closing of the transactions contemplated by the Taiwan Purchase Agreement shall be subject to the additional condition precedent that Viasystems shall have formed a direct or indirect, wholly-owned subsidiary organized under the laws of Taiwan and that such subsidiary shall have obtained all consents, approvals, licenses, authorizations, registrations, and permits from all applicable Taiwan governmental authorities necessary to own and/or operate the Taiwan Manufacturing Assets and/or to conduct the manufacturing operations in Taiwan (collectively, the "Taiwan Permits"). Viasystems shall use reasonable commercial efforts to form such subsidiary and obtain the Taiwan Permits as promptly as practicable following the Closing hereunder.

     10.8 Release of Liens. Seller shall, within 45 days after the Closing Date, obtain a release of all of the Liens listed on
Schedule 5.12.

                           ARTICLE XI
                  Survival and Indemnification

     11.1 Survival of Representations and Warranties. Each of the representations and warranties contained in this Agreement will survive the Closing and remain in full force and effect for 18 months after the Closing Date, except for the representations and warranties contained in (i) Sections 5.16, which shall survive the Closing and remain in effect for the statute of limitation period applicable thereto and (ii) Section 5.12 which shall survive the Closing and remain in full force and effect indefinitely. Any claim in respect of any of such matters that is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

     11.2 Limitations of Liability.

          (a) For purpose of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person entitled to indemnification under this
     Agreement, (iii) "Indemnifying Party" means any person required to provide indemnification under this Agreement,
     (iv) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs, and expenses, and any and all claims, demands, or actions, suits, or proceedings (by any person including any Governmental Entity), including the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements, and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith, and (v) "Third Party Claim" means any claim, action, suit, or proceeding made or brought by any person who or which is not a party to this Agreement.

          (b) Notwithstanding any other provision hereof or of any applicable Law, no Indemnitee will be entitled to make a claim against an Indemnifying Party in respect of any breach of a representation or warranty under Section 11.3(a)(i) or 11.3(b)(i) unless and until the aggregate amount of such claims in respect of breaches of representations being asserted for Indemnifiable Losses under Section 11.3(a)(i) or 11.3(b)(i), as applicable, exceeds [*], in which event the Indemnitee will be entitled to make a claim against Indemnifying Party to the extent of the full amount of Indemnifiable Losses.

          (c) Notwithstanding any other provision of this Agreement to the contrary, the total indemnification obligations in respect of a breach of representation or warranty of each of Seller under Section 11.3(a)(i) and Purchaser under Section 11.3(b)(i) will not exceed [*].

     11.3 Indemnification.

          (a) Subject to Sections 11.1 and 11.2, Seller will indemnify, defend, and hold harmless Purchaser and its directors, officers, partners, employees, agents, and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from, or arising out of:

               (i) any breach of any representation or warranty of Seller contained in this Agreement;

               (ii) any breach or nonfulfillment of any agreement
          or   covenant  of  Seller  under  the  terms  of   this
          Agreement;

               (iii) any liability or obligation of Seller or its affiliates other than any Assumed Liability; and

               (iv) the conduct of the Manufacturing Operations or any portion thereof, or the use or ownership of any of the Manufacturing Assets, prior to the Closing Date.

          (b) Subject to Sections 11.1 and 11.2, Purchaser will indemnify, defend, and hold harmless Seller and its directors, officers, partners, employees, agents, and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from, or arising out of:

               (i) any breach of any representation or warranty of Purchaser contained in this Agreement;

               (ii) any breach or nonfulfillment of any agreement or covenant of Purchaser under the terms of this Agreement;

               (iii)     any Assumed Liability; and

               (iv) the conduct of the Manufacturing Operations or any portion thereof or the use or ownership of any of the Manufacturing Assets after the Closing Date.

     11.4 Defense of Claims.

          (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after receipt of such notice of such Third
     Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

          (b) If, within ten days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to
     Section 11.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 11.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten-day period.

          (c) A failure to give timely notice or to include any specified information in any notice as provided in
     Section 11.4(a) or 11.4(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

          (d) The Indemnifying Party will have a period of 30 days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article XI.

          (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, or payment by or against any other person, the amount of such reduction, less any costs, expenses, premiums, or taxes incurred in connection therewith will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity
     Payment, be subrogated to all rights of the Indemnitee against any third person that is not an affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third person on account of such Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third person. Without limiting the generality or effect of any other provision hereof, each such
     Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

     11.5 Exclusive Remedy. The indemnification provisions of this Article XI shall be the sole and exclusive remedy of a party after the Closing Date for any breach of any of the terms, conditions, warranties, representations, or covenants herein or any right, claim, or cause of action arising out of the transactions contemplated hereby except to the extent such claim or cause of action is based on fraud or fraudulent inducement.

                           ARTICLE XII
                           Termination

     12.1 Termination. Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing, if, in the case of a termination pursuant to Section 12.1(b) or 12.1(c), the party seeking to terminate is not then in material Default or breach of this Agreement:

          (a) by the mutual written consent of Purchaser and Seller;

          (b) by either Purchaser or Seller, by written notice to the other, if the Closing shall not have occurred on or before April 1, 2001;

          (c) by either Purchaser or Seller if, prior to the Closing Date, the other party is in material breach of any representation, warranty, covenant, or agreement contained herein and such breach shall not be cured within 15 days after the date of notice of default served by the party claiming such material breach;

          (d) by either Purchaser or Seller, by written notice to the other, if there shall have been entered a final, nonappealable injunction or other Order of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof.

     12.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 12.1, this Agreement, except for Sections 7.7 and 12.1 and Article XIII, shall become null and void and of no further force or effect and all obligations of the parties hereto shall terminate and there shall be no liability or obligation of any party hereto, except that nothing in this
Section 12.2 shall relieve any party from liability for its Default or breach of any representation, warranty, covenant, or agreement under this Agreement prior to its termination.

                          ARTICLE XIII
                    Miscellaneous Provisions

     13.1 Amendments. This Agreement may be amended, modified, or supplemented at any time only pursuant to a written instrument executed by each of the parties hereto.

     13.2 Assignment. This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by merger, by contract, or otherwise) without the prior written consent of the other party hereto; provided, however, that (i) Purchaser may, without obtaining the prior written consent of Seller,
(A) assign, delegate, or otherwise transfer its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Purchaser, or (B) make a collateral assignment of its rights hereunder to any institutional lender to Purchaser, and (ii) Purchaser or Seller, as the case may be, may assign this Agreement to any person acquiring all or substantially all of the assets or stock of Purchaser or Seller, as the case may be; provided, further, that notwithstanding any such assignment, the assignor shall remain liable for the performance of all its obligations under this Agreement. Seller shall execute such acknowledgements of such assignments and collateral assignments in such forms as Purchaser or any such institutional lender may from time to time reasonably request. Any attempted assignment, delegation, or transfer in violation of this Section 13.2 shall be void and of no force or effect.

     13.3 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     13.4 Construction. All references to "Articles," "Sections," "Schedules," and "Exhibits" contained in this Agreement are, unless specifically indicated otherwise, references to articles, sections, schedules, or exhibits of or to this Agreement. Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate. As used in this Agreement, the following words or phrases have the meanings indicated:
(i) "day" means a calendar day; (ii) "business day" means any day other than Saturday, Sunday, or any day on which banks in Seattle, Washington are required or authorized by Law to be closed for business; (iii) "U.S." or "United States" means the United States of America; (iv) "dollar" or "$" means lawful currency of the United States; (v) "including," "include," or derivatives thereof means "including without limitation";
(vi) references in this Agreement to specific Laws (such as the Code and ERISA), or to specific sections or provisions of Laws, apply to the respective U.S. or state Laws that bear the names so specified and to any succeeding Law, section, or provision corresponding thereto; (vii) "person" means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated association, or other legal entity or form of business or Governmental Entity; (viii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; and
(ix) "affiliate" has the meaning given that term in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended.

     13.5  Counterparts.   This  Agreement  may  be  executed  in
multiple counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

     13.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements or understandings, among the parties hereto in respect of the subject matter hereof.

     13.7 Expenses. Except as otherwise expressly provided herein, each party hereto will pay its respective expenses incurred in connection with this Agreement and in preparing to consummate and consummating the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

     13.8 Finder's Fee, etc. There are no brokers or finders involved in this Agreement or the transactions contemplated hereby, and each party hereto shall indemnify and hold harmless the other party hereto against and in respect of any claim for brokerage or other commissions or fees in respect of this Agreement or to the transactions contemplated hereby based in any way on agreements, arrangements, or understandings claimed to have been made by Purchaser, on the one hand, or by Seller, on the other hand, with any third party.

     13.9 Further Assurances. From time to time, as and when requested by any party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated hereby.

     13.10 Governing Law. This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of Washington without giving effect to the conflict-of-law principles of such State.

     13.11      Headings.   The article and section  headings  of
this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

     13.12 Jurisdiction. The parties hereto to shall try to come to an amicable settlement of any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or validity thereof by first seeking to resolve the dispute by negotiation of the appropriate officers of each party, with the request for resolution being passed to each officer at the next higher level of authority in turn. Should the parties fail to settle any such matter amicably, the matter shall be submitted to non-binding mediation to be conducted in Seattle, Washington by a mutually agreed non-affiliated neutral party. In the event mediation is unsuccessful, the parties hereto agree that any action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the transactions contemplated hereby can only be brought in federal court sitting in King County, Washington or, if such court does not have jurisdiction, any district court sitting in King County, Washington, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit, or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit, or proceeding in any such court or that any such action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum.

     13.13 Notices. Any notice, demand, request, instruction, correspondence, or other document required or permitted to be given hereunder by any party to the others shall be in writing and delivered (i) in person, (ii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, (iii) by United States certified mail, postage prepaid and return receipt requested, or (iv) by facsimile, as follows:

          If to Seller, to:

               Metawave Communications Corporation
               10735 Willows Road, NE
               Redmond, Washington  98052
               Attention:  Stuart Fuhlendorf
               Facsimile No.:  (425) 702-5993

          with   a  copy  to  (which  shall  not  constitute
     notice):

               Metawave Communications Corporation
               10735 Willows Road NE
               Redmond, Washington  98052
               Attention:  Kathryn Surace-Smith
               Facsimile No.:  (425) 702 5983

          If to Purchaser, to:

               Viasystems, Inc.
               101 South Hanley Road, Suite 400
               St. Louis, Missouri  63105
               Attention:  David M. Sindelar
               Facsimile No.:  (314) 746-2299

          with a   copy   to  (which  shall  not  constitute
               notice):

               Weil, Gotshal & Manges LLP
               100 Crescent Court, Suite 1300
               Dallas, Texas  75201-6905
               Attention:  R. Scott Cohen
               Facsimile No.:  (214) 746-7777

     Notice  shall  be deemed given, received, and effective  on:
(i) if given by personal delivery or courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if given by certified mail, the third day after being so mailed if posted with the United States Postal Service; and (iii) if given by facsimile, the date on which the facsimile is transmitted if confirmed by transmission report during the transmitter's normal business hours, or at the beginning of the next business day after transmission if confirmed at any time other than the transmitter's normal business hours. Any person entitled to notice may change any address or facsimile number to which notice is to be given to it by giving notice of such change of address or facsimile number as provided in this Section 13.13. The inability to deliver notice because of changed address or facsimile number of which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made.

     13.14 Passage of Title; Risk of Loss. Legal title, equitable title, and risk of loss in respect of the Manufacturing Assets will not pass to Purchaser until such Manufacturing Assets are transferred to Purchaser at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting, and other computational purposes as of 11:59 P.M. (Pacific Time) on the Closing Date.

     13.15 Press Releases. No party hereto shall disclose or issue or cause the publication of any press release or other public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, which consent will not be unreasonably conditioned, delayed, or withheld; provided, however, that nothing herein will prohibit any party hereto from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its affiliates, in which event the party making such determination will, if practicable in the circumstances, use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

     13.16 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held (by a court of competent jurisdiction) to be invalid, illegal, or unenforceable under the applicable Law of any jurisdiction, (i) the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby, and
(ii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

     13.17 Third-Party Beneficiaries. Except as expressly provided in Article XI, nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under of by reason of this Agreement or the transactions contemplated hereby.

     13.18 Waiver. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any party whether at law, in equity, or otherwise. No delay, forbearance, or neglect by any party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or Default, either of similar or different nature, unless expressly so stated in such writing.

                            * * * * *

    [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              METAWAVE COMMUNICATIONS CORPORATION



                              By:  /s/ Stuart W. Fuhlendorf
                              Name:          Stuart W. Fuhlendorf
                              Title:    Chief Financial Officer



                              VIASYSTEMS, INC.



                              By:  /s/ James G. Powers
                              Name:     James G. Powers
                              Title:    EVP - Business
                              Development